    Exhibit 10.36
ENVIVA INC.
LONG-TERM INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD GRANT NOTICE
Pursuant to the terms and conditions of the Enviva Inc. Long-Term Incentive Plan, as amended from time to time (the “Plan”), Enviva Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or “Employee”) the number of performance-based Restricted Stock Units (the “PSUs”) set forth below. This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein, in the Performance-Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Employee:	[●]
Date of Grant:	[●]
Employer:	The Company or any of its Affiliates.
Total Number of PSUs:	[●] (the “Target Amount PSUs”)
Performance Period:	[●] (the “Performance Period”)
Earning of PSUs:	Subject to the Agreement, the Plan, and the other terms and conditions set forth herein, [Performance Goals to be added and conforming changes to be made to the Grant Notice and Agreement].
[Accelerated vesting for Employees who do not have an Employment Agreement that provides for accelerated vesting in the following circumstances: Notwithstanding the foregoing, in the event that, prior to the time the PSUs have become vested or have been forfeited, your employment is terminated by reason of your death or disability (within the meaning of section 22(e)(3) of the Code), then, provided that you execute (or, in the event of your death, your estate executes) within 50 days after the date of the termination of your employment (and do not revoke, or, in the event of your death, your estate does not revoke, within any time provided to do so) a release of claims in a form acceptable to the Committee (the “Release”), the vesting of all Target Amount PSUs (and all rights arising from such Target Amount PSUs and from being a holder thereof) will accelerate automatically on the date of such termination without any further action by the Company or any other Person and will be settled in accordance with the terms of the Agreement so long as you remain continuously employed by the Employer from the Date of Grant through the date of such termination. Further, if within one year following a Change in Control (as defined below) and prior to the time the PSUs have become vested or have been forfeited, your employment is terminated by the Employer without “Cause” or by you for “Good Reason” (as such terms are defined below), then, provided that you execute (or, in the event of your death, your estate executes) within 50 days after the termination of your employment (and do not revoke, or, in the event of your death, your estate does not revoke, within any time provided to do so) the Release, (i) if the date of such termination (the “Termination Date”) occurs within six months prior to the expiration of the Performance Period and you have remained continuously employed by the Employer from the Date of Grant through the Termination Date, then you will retain the PSUs, the vesting thereof (and all rights arising from the PSUs and from being a holder thereof) will be determined based on actual performance with respect to the Performance Goals upon the expiration of the Performance Period, and vested PSUs will be settled in accordance with the terms of the Agreement, and (ii) if the Termination Date occurs more than six months prior to the expiration of the Performance Period and you have remained continuously employed by the Employer from the Date of Grant through the Termination Date, then the vesting of all Target Amount PSUs (and all rights arising from such Target Amount PSUs and from being a holder thereof) will accelerate automatically on the Termination Date without any further action by the Company or any other Person and will be settled in accordance with the terms of the Agreement.
As used herein, the following terms have the meanings set forth below:
“Cause” has the meaning assigned to such term in the Employment Agreement; provided, however, in the absence of an Employment Agreement or if the Employment Agreement does not define the term “Cause” or a similar term, then “Cause” means (i) your material breach of any policy established by the Employer that (x) pertains to health and safety and (y) is applicable to you; (ii) engaging in acts of disloyalty to the Employer, including fraud, embezzlement, theft, commission of a felony, or proven dishonesty; or (iii) willful misconduct in the performance of, or willful failure to perform a material function of, your duties to the Employer.
“Change in Control” means the occurrence of one or more of the following events: (i) the sale or disposal by the Company of all or substantially all of its assets to any person other than an Affiliate of the Company; (ii) the merger or consolidation of the Company with or into another partnership, corporation, or other entity, other than a merger or consolidation in which the equity holders in the Company immediately prior to such transaction retain a greater than 50% equity interest in the surviving entity; or (iii) the acquisition by any person or group (as defined in Section 13d(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of the beneficial ownership (as defined in Section 13d(d)(3) of the Exchange Act) of more than 50% of the equity of the Company entitled to vote in the election of the Company’s directors (or the persons performing the functions of directors).
“Employment Agreement” means the employment agreement, if any, between you and the Employer or one of its Affiliates.
“Good Reason” has the meaning assigned to such term in the Employment Agreement; provided, however, in the absence of an Employment Agreement or if the Employment Agreement does not define the term “Good Reason” or a similar term, then “Good Reason” means (i) a material diminution in your annualized base salary; or (ii) the relocation of the geographic location of your principal place of employment by more than 100 miles from the location of your principal place of employment as of the Date of Grant; provided, further, that notwithstanding any other provision of this Grant Notice or the Agreement to the contrary, any assertion by you of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in clause (i) or (ii) of this definition giving rise to the termination of your employment must have arisen without your written consent; (B) you must provide written notice to the Employer of such condition within 30 days of the date on which you knew of the existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Employer; and (D) the date of the termination of your employment must occur within 30 days after the end of such cure period. ]

[Accelerated vesting for Employees who have an Employment Agreement that provides for accelerated vesting in the following circumstances: Notwithstanding the foregoing, in the event that (a) prior to the time the PSUs have become vested or have been forfeited, your employment is terminated by the Employer without “Cause,” by you for “Good Reason,” or by reason of your death or “Disability” (as such terms are defined in that certain Employment Agreement dated [●] between you and [●] (the “Employment Agreement”)) and (b) you timely execute and do not revoke (or, in the event of your death, your estate timely executes and does not revoke) the “Release” (as defined in the Employment Agreement) required thereunder and abide by your other continuing obligations under the Employment Agreement, then (i) if the date of such termination (the “Termination Date”) occurs within six months prior to the expiration of the Performance Period and you have remained continuously employed by the Employer from the Date of Grant through the Termination Date, then you will retain the PSUs, the vesting thereof (and all rights arising from the PSUs and from being a holder thereof) will be determined based on actual performance with respect to the Performance Goals upon the expiration of the Performance Period, and vested PSUs will be settled in accordance with the terms of the Agreement, and (ii) if the Termination Date occurs more than six months prior to the expiration of the Performance Period and you have remained continuously employed by the Employer from the Date of Grant through the Termination Date, then the vesting of all Target Amount PSUs (and all rights arising from such Target Amount PSUs and from being a holder thereof) will accelerate automatically on the Termination Date without any further action by the Employer or any other Person and will be settled in accordance with the terms of the Agreement.]
By signing below, you agree to be bound by the terms and conditions of the Plan, the Agreement, and this Performance-Based Restricted Stock Unit Award Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan, and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan, and this Grant Notice. You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan, or this Grant Notice.
This Grant Notice may be executed in one or more counterparts (including by portable document format (pdf) and other electronic means), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Grant Notice by pdf attachment to electronic mail, or other electronic means, shall be effective as delivery of a manually executed counterpart of this Grant Notice.

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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Employee has executed this Grant Notice, effective for all purposes as provided above.

ENVIVA INC. By: Name: Title:

EMPLOYEE [Name of Employee]
Signature Page to
Performance-Based Restricted Stock Unit Award Grant Notice

EXHIBIT A
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached (the “Date of Grant”) by and between Enviva Inc., a Delaware corporation (the “Company”), and the Employee identified in the Grant Notice to which this Agreement is attached. Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award. Effective as of the Date of Grant, the Company hereby grants to Employee the number of PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent earned and vested, each PSU represents the right to receive one share of common stock of the Company (“Stock”), a cash amount equal to the Fair Market Value of one share of Stock as of the date of vesting of such PSU, or a combination thereof, as determined by the Committee in its sole discretion, subject to the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan. Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.Earning and Vesting of PSUs. Following the end of the Performance Period, the Committee will determine the level of achievement of the Performance Goals for the Performance Period (the date of such determination being the “Determination Date”). The number of PSUs, if any, that actually become earned for the Performance Period will be determined by the Committee in accordance with the Grant Notice and will vest on the Determination Date (and any PSUs that do not become so earned shall be forfeited automatically as of the Determination Date); provided, however, that in the event of the termination of Employee’s employment prior to the Determination Date, PSUs may also become vested as of the date of such termination to the extent, if any, provided in the Grant Notice. Unless and until the PSUs have vested in accordance with the preceding provisions of this Section 2, Employee will have no right to receive any dividends or distributions with respect to the PSUs. In the event of the termination of Employee’s employment prior to the Determination Date (but after giving effect to any accelerated vesting or right to retain the PSUs pursuant to the Grant Notice), any unvested PSUs (and all rights arising from such PSUs and from being a holder thereof, but excluding PSUs, if any, Employee is entitled to retain pursuant to the Grant Notice) will terminate automatically without any further action by the Company and will be forfeited without further notice.
3.Settlement of PSUs. As soon as administratively practicable following the vesting of PSUs pursuant to Section 2, but in no event later than 60 days after such vesting date, Employee (or Employee’s permitted transferee, if applicable) shall be issued in settlement of the PSUs that vest on such vesting date a number of shares of Stock equal to the number of PSUs subject to this Award that become vested on such vesting date; provided, however, that the Committee may elect, in its sole discretion, to cause the Company to pay cash in lieu of some or all of the shares of Stock otherwise required to be so issued, with such cash amount equal to the Fair Market Value of a share of Stock on such vesting date for each such share for which the Committee makes such election, in each case, adjusted, as applicable, based on the level of achievement of the Performance Goals as determined by the Committee in accordance with Section 2. Any fractional PSU that becomes vested hereunder will be rounded down to the next whole PSU if it is less than 0.5 and rounded up to the next whole PSU if it is 0.5 or more. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to Employee pursuant to this Agreement. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to Employee or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
4.DERs. Each PSU subject to this Award is hereby granted in tandem with a corresponding DER. Each DER granted hereunder shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the PSU to which it corresponds (the “DER Period”). If a share of Stock is issued (or cash is paid) pursuant to Section 3 in settlement of a PSU that becomes vested, then, as soon as administratively practicable following the issuance of such share of Stock (or the payment of such cash), but in no event later than 60 days after the date such PSU becomes vested, the Company shall pay to Employee, with respect to the DER corresponding to the vested PSU settled by the issuance of such share of Stock (or the payment of such cash), an amount of cash equal to the aggregate amount of cash dividends that would have been paid to Employee if Employee were the record owner of such share of Stock (determined as if settlement of such vested PSU was made solely in the form of Stock) as of the applicable record date for each cash dividend paid by the Company during the DER Period applicable to such PSU. DERs shall not entitle Employee to any payments relating to dividends paid after the earlier to occur of the applicable PSU settlement date or the forfeiture of the PSU underlying such DER.
5.Rights as Stockholder.  Neither Employee nor any person claiming under or through Employee shall have any of the rights or privileges as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until certificates representing such shares have been issued or recorded in book entry form on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to Employee or any person claiming under or through Employee.
6.Tax Withholding. Upon any taxable event arising in connection with the PSUs or the DERs, the Company shall have the authority and the right to deduct or withhold (or cause the Employer or one of its Affiliates to deduct or withhold), or to require Employee to remit to the Company (or the Employer or one of its Affiliates), an amount sufficient to satisfy all applicable federal, state, and local taxes required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the Company, the Employer, or one of its Affiliates shall withhold from any cash or equity remuneration (including, if applicable, any of the shares of Stock otherwise deliverable under this Agreement) then or thereafter payable to Employee an amount equal to the aggregate amount of taxes required to be withheld with respect to such event. If such tax obligations are satisfied through the withholding or surrender of shares of Stock pursuant to this Agreement, the maximum number of such shares that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding (or surrender) equal to the aggregate amount of taxes required to be withheld, determined based on the greatest withholding rates for federal, state, local, and foreign income tax and payroll tax purposes that may be utilized without resulting in adverse accounting, tax, or other consequences to the Company or any of its Affiliates (other than immaterial administrative, reporting, or similar consequences), as determined by the Committee. Employee acknowledges and agrees that none of the Board, the Committee, the Company, the Employer, or any of their respective Affiliates have made any representation or warranty as to the tax consequences to Employee as a result of the receipt of the PSUs and the DERs, the vesting of the PSUs and the DERs, or the forfeiture of any of the PSUs and the DERs. Employee represents that Employee is in no manner relying on the Board, the Committee, the Company, the Employer, any of their respective Affiliates, or any of their respective managers, directors, officers, employees, or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders, and financial representatives) for tax advice or an assessment of such tax consequences. Employee represents that Employee has consulted with any tax consultants that Employee deems advisable in connection with the PSUs and the DERs.
7.Non-Transferability. None of the PSUs, the DERs, or any interest or right therein shall be (a) sold, pledged, assigned, or transferred in any manner during the lifetime of Employee other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed, or (b) liable for the debts, contracts, or engagements of Employee or Employee’s successors in interest. Except to the extent expressly permitted by the preceding sentence, any purported sale, pledge, assignment, transfer, attachment, or encumbrance of the PSUs, the DERs, or any interest or right therein shall be null, void, and unenforceable against the Company, the Employer, and their respective Affiliates.
8.Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any securities exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require Employee to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
9.Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to Employee or Employee’s legal representative, heir, legatee, or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require Employee or Employee’s legal representative, heir, legatee, or distributee to execute a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested PSUs or DERs.
10.No Right to Continued Employment or Awards.
(a)For purposes of this Agreement, Employee shall be considered to be employed by the Employer as long as Employee remains an “Employee” (as such term is defined in the Plan), or an employee of a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for the Award. Without limiting the scope of the preceding sentence, it is specifically provided that Employee shall be considered to have terminated employment at the time of the termination of the status of the entity or other organization that employs Employee as an “Affiliate” of the Company. Nothing in the adoption of the Plan, nor the award of the PSUs or DERs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Employee the right to continued employment by, or a continued service relationship with, the Employer or any of its Affiliates, or any other entity, or affect in any way the right of the Employer or any such Affiliate, or any other entity to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Employer, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Employer, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive, and binding for all purposes.
(b)The grant of the PSUs and DERs is a one-time Award and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future Awards will be at the sole discretion of the Committee.
11.Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Employer. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the attention of the general counsel of the Company at the Company’s principal executive offices.
12.Agreement to Furnish Information. Employee agrees to furnish to the Company all information requested by the Company to enable the Company or any of its Affiliates to comply with any reporting or other requirement imposed upon the Company or any of its Affiliates by or under any applicable statute or regulation.
13.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to the PSUs and DERs granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company, the Employer, or any of their respective Affiliates and Employee in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.
14.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
15.Successors and Assigns. The Company may assign any of its rights under this Agreement without Employee’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Employee and Employee’s beneficiaries, executors, administrators, and the person(s) to whom the PSUs or DERs may be transferred by will or the laws of descent or distribution.
16.Clawback. Notwithstanding any provision in this Agreement or the Grant Notice to the contrary, this Award and all shares of Stock issued and other payments made hereunder shall be subject to any applicable clawback policies or procedures adopted in accordance with the Plan.
17.Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
18.Code Section 409A. None of the PSUs, DERs, or any amounts payable pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Nevertheless, to the extent that the Committee determines that the PSUs or DERs may not be exempt from Section 409A, then, if Employee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when Employee becomes eligible for settlement of the PSUs or DERs upon Employee’s “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following Employee’s separation from service and (b) Employee’s death. Notwithstanding the foregoing, none of the Company, the Employer, or any of their respective Affiliates makes any representations that the payments provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Company, the Employer, or any of their respective Affiliates be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
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